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                                                                   EXHIBIT 11.01

                          CONCORD COMMUNICATIONS, INC.

       COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (UNAUDITED)(1)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                     ---------------------------
                                                DECEMBER 28, 1996       1996            1997
                                                ------------------   -----------     -----------
Net Loss:......................................    $ (5,054,863)     $(2,795,042)    $  (966,417)
                                                =================     ==========      ==========
Shares used in Computing Pro Forma Net Loss Per
  Common and Common Equivalent Shares
  Outstanding (Unaudited):
     Weighted average common stock outstanding
       during the period.......................         761,030          760,622         767,947
     Dilutive effect of common stock issued
       subsequent to June 30, 1996(2)..........         263,290          263,290         263,290
     Dilutive effect of common equivalent
       shares issued subsequent to June 30,
       1996(2).................................         635,415          635,415         635,415
     Pro forma conversion of redeemable
       convertible preferred stock to common
       stock (unaudited).......................       8,108,258        8,108,258       8,108,258
                                                ------------------   -----------     -----------
                                                      9,767,993        9,767,585       9,774,910
                                                ------------------   -----------     -----------
Pro Forma Net Loss Per Common Share
  (unaudited)..................................    $      (0.52)     $     (0.29)    $     (0.10)
                                                =================     ==========      ==========
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(1) Historical net loss per common share has not been separately presented as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.